Exhibit 1.01

Lifetime Brands, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2025

This Conflict Minerals Report for the year ended December 31, 2025 is provided pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Under the Rule, “conflict minerals” means cassiterite, columbite-tantalite, wolframite and gold, and their derivatives, which are presently limited to tin, tantalum, tungsten and gold related materials after processing by smelters or refiners. The Rule addresses conflict minerals sourced from the “Covered Countries,” defined as the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola, as well as conflict minerals from recycled or scrap sources.

Business Overview

Lifetime Brands, Inc. (the “Company” and, unless the context otherwise requires, references to the “Company” shall include its consolidated subsidiaries) designs, sources and sells branded kitchenware, tableware and other products used in the home and markets its products under a number of widely-recognized brand names and trademarks, which are either owned or licensed by the Company, or through retailers’ private labels and their licensed brands. The Company’s products, which are targeted primarily towards consumers purchasing moderately priced kitchenware, tableware and housewares, are sold through virtually every major level of trade. The Company generally markets several lines within each of its product categories under more than one brand. The Company sells its products directly to retailers (who may resell the Company’s products through their websites) and, to a lesser extent, to distributors. The Company also sells a limited selection of its products directly to consumers through its own websites.

For the year ended December 31, 2025, the Company’s product categories include two categories of products used to prepare, serve and consume foods, Kitchenware (kitchen tools, cutlery, kitchen scales, thermometers, cutting boards, shears, cookware, pantryware, spice racks and bakeware) and Tableware (dinnerware, stemware, flatware and giftware); and one category, Home Solutions, which comprises other products used in the home (thermal beverageware, bath scales, weather and outdoor household products, food storage, neoprene travel products and home décor).

Due Diligence

Due Diligence Design

The Company in 2014 adopted a conflict minerals due diligence program which included establishing a management team to oversee the Company’s compliance with conflict minerals reporting. The management team overseeing the program is led by the Company’s Senior Vice President of Quality Assurance, and also includes the Company’s Chief Financial Officer, Senior Vice President of Operations, President of Global Sourcing, General Counsel and a team of subject matter experts from relevant functions such as purchasing and merchandising. The Company’s conflict minerals due diligence program also included the development of a Conflict Minerals Policy Statement and due diligence compliance process to assess the potential for products to contain conflict minerals, the engagement of suppliers, record keeping and escalation procedures. The Company’s due diligence procedures have been designed to be consistent with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”).

Conflict Minerals Policy Statement

The Company’s Conflict Minerals Policy Statement is provided to each of the Company’s direct suppliers. It emphasizes the Company’s commitment to work with manufacturers and suppliers to undertake due diligence with their supply chain to assure that conflict minerals originate only from smelters or refiners who source minerals outside the “conflict region” (the Democratic Republic of the Congo and surrounding countries), or mines and smelters or refiners which have been certified by an independent third party as conflict-free if sourced from the conflict region. The Company’s Conflict Minerals Policy Statement can be found on the Company’s website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations.

Due Diligence Implementation

Sources of Supply

With the exception of the Company’s sterling silver and pewter products, the Company sources almost all of its products from suppliers located outside the United States, primarily in the People’s Republic of China. The Company manufactures its sterling silver and pewter products at a leased facility in San Germán, Puerto Rico and fills containers with spices and assembles spice racks at its owned Winchendon, Massachusetts distribution facility. The Company has manufacturing operations in Mexico to manufacture certain of the Company’s products.

Based upon the Company’s assessment, kitchen tools, cutlery, kitchen scales, thermometers shears, stemware, flatware, giftware, tableware, pantryware, food storage, bath scales, weather and outdoor household products, and certain home décor products the Company contracts to manufacture have the potential to contain conflict minerals through the use of gold, tin and tin solder. The Company’s silver manufacturing facility was also assessed and it was determined that tin and tin solder are used in certain products. Tin solder is used to join together metal pieces and could be considered necessary for the functionality of these products. For the purposes of the required Reasonable Country of Origin Inquiry (“RCOI”), the Company focused its inquiry on its direct tin and tin solder suppliers and suppliers contracted to manufacture products the Company believes to have the potential to contain conflict minerals.

Products Contracted to be Manufactured for the Company

The Company identified over 200 suppliers contracted to manufacture products with the potential to contain conflict minerals. A survey was sent to each of these suppliers. The survey was developed to facilitate the disclosure and communication of information regarding the supply chain. It included questions regarding the supplier’s conflict minerals policy, the engagement and requirements of its direct suppliers, and details of smelters or refiners and sources of conflict minerals. The survey was designed to be consistent with industry-adopted surveys used in conflict mineral due diligence processes.

The Company received responses from all suppliers surveyed and identified 7 suppliers who use tin or a tin alloy, and in each case bringing such suppliers within the scope of the RCOI regarding the origin of the conflict minerals that they use.

The Company’s suppliers contracted to manufacture products identified 4 smelters used in turn by such suppliers. The 4 smelters listed below have been identified as being conformant with the relevant Responsible Minerals Assurance Process (RMAP) assessment protocols of the Responsible Minerals Initiative (“RMI”) (formerly the Conflict-Free Sourcing Initiative):

Metal:	Smelter Facility Name:	Country of Facility:
Tin	Yunan Tin Company Limited	China
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Chifeng Dajinzi Tin Industry Co., Ltd.	China
Tin	Shenzhen XingHongTai Tin Company	China

The Company has relied on the supplier responses received through the surveys to provide it with information about the source of conflict minerals contained in its products. Each supplier response was certified by a representative of the supplier. All responses received were summarized and provided to the Company’s management team overseeing the due diligence program. Further, the management team assessed the reliability of the supplier responses and performed reasonable diligence by requesting and receiving from certain suppliers additional supporting documentation or clarification, as needed, and by comparing identified smelters or refiners to publicly available information about such smelters or refiners.

Products contracted to be manufactured by the Company containing tin or a tin alloy are manufactured at facilities located in China. The amount of tin used in products contracted to be manufactured by the Company at these facilities was less than 1% of all materials used.

Products Manufactured by the Company

The Company had one direct supplier of pewter (comprised of approximately 90% tin) and three (2) direct suppliers of tin solder.

The Company’s direct suppliers of pewter and tin solder are located in the United States. The Company surveyed these suppliers and received responses which included the supplier’s conflict minerals policy, the terms of engagement and requirements of its direct suppliers, and details of smelters and sources of conflict minerals. The Company’s direct suppliers of tin solder identified a total of 41 smelters used in turn by such suppliers. The smelters listed below have all been identified as being conformant with the relevant RMAP assessment protocols:

Metal:	Smelter Facility Name:	Country of Facility:
Tin	Alpha Assembly Solutions Inc	United States Of America
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajinzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CRM Synergies	Spain
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States Of America
Tin	Mineracao Taboca SA	Brazil
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	OMSA	Bolivia (Plurinational State Of)
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Shenzhen XingHongTai Tin Company	China
Tin	Super Ligas	Brazil
Tin	Thaisarco	Thailand
Tin	Tin Technology & Refining	United States Of America
Tin	White Solder Metalurgica	Brazil
Tin	Yunan Tin Company Limited	China
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Future Due Diligence Measures

Due to the nature of the Company’s supply chain, it is difficult to identify contributing sources upstream from the Company’s direct suppliers. Despite the good-faith RCOI performed during this reporting period, the Company was not able to identify all mines of origin or all of the refining facilities sourcing the conflict minerals used by each of the suppliers identified through the survey.

Tracing materials back to their mine of origin is complex and an aspect of responsible sourcing. Due diligence efforts will continue to focus on the education of suppliers regarding the Company’s commitment to ensuring the safety, health and protection of people and the environment worldwide. The Company will continue to work with its suppliers to improve the content of survey responses and will continue to include a conflict minerals clause in new or renewed supplier contracts. The clause will require the disclosure of use of conflict minerals and will also require suppliers to complete an annual conflict minerals survey. As the Company develops new products and manufactures or contracts to manufacture these new products, or acquires new subsidiaries, the Company will also perform an upfront assessment of the supply chain to ensure it is compliant with the Company’s Conflict Minerals Policy Statement.

Cautionary Note Regarding Forward-Looking Statements

In this Conflict Minerals Report the use of words such as “intends,” “will,” or similar expressions is intended to identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements concerning the Company’s future supply management practices, policies and plans for procurement of materials, risk management practices, and efforts to improve supply chain transparency. Such statements represent the Company’s current good faith judgment and expectations of possible future events. The Company believes these judgments and expectations are reasonable, but these statements are not guarantees of future performance and are subject to risks and uncertainties. These risks and uncertainties may include, but are not limited to, the implementation of satisfactory traceability, reporting and other compliance measures by the Company’s direct and indirect suppliers on a timely basis, or at all, and political and regulatory developments, whether in the conflict region, the United States, or elsewhere. These forward-looking statements speak only as of the date of this Conflict Minerals Report. The Company undertakes no obligation to update these forward-looking statements other than as required by law.

This report can be found on the Company’s website, www.lifetimebrands.com, in the Corporate Governance subsection under Investor Relations, accessible at https://lifetimebrands.gcs-web.com/Corporate-Governance. References herein to the Company’s website are provided for convenience only. The contents of the Company’s website are not incorporated into this report by this reference, nor are they deemed filed with the Securities and Exchange Commission.